                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                      THREE MONTHS
                                       YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED
                                       DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                          1997           1998(1)           1999           2000            2001            2002
                                      ------------    ------------    ------------    ------------    ------------    ------------
Earnings:
  Net loss ........................   $    (43,887)   $    (59,316)   $    (99,867)   $   (117,801)   $   (107,903)   $     (9,352)
  Add:  Amount of
     previously capitalized
     interest amortized ...........             --             252           2,288           2,288           2,288             572
  Add: Fixed charges ..............         38,499          43,798          65,310          65,649          35,076           2,686
                                      ------------    ------------    ------------    ------------    ------------    ------------
  Adjusted earnings ...............         (5,388)        (15,266)        (32,269)        (49,864)        (70,539)         (6,094)

Fixed charges:
  Interest in
     indebtedness .................         36,672          52,645          63,452          63,418          32,316           2,125
  Amortization of debt
     issuance costs ...............            844           1,172           1,291           1,992           1,317             237
  Interest portion
     of rental and
     lease expense ................            983           1,428             567             239           1,443             324
                                      ------------    ------------    ------------    ------------    ------------    ------------
  Fixed charges ...................         38,499          55,245          65,310          65,649          35,076           2,686

Deficiency of
  earnings available to
  cover fixed charges .............   $    (43,887)   $    (70,511)   $    (97,579)   $   (115,513)   $   (105,615)   $     (8,780)
                                      ============    ============    ============    ============    ============    ============

Earnings to fixed charges ratio ...             --              --              --              --              --              --


----------
(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.